Exhibit 99.1

FOR RELEASE December 5, 2005

StanCorp Financial Group Senior Vice President Adopts Rule 10b5-1 Trading Plan

PORTLAND, Ore. — December 5, 2005 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that Kim Ledbetter, senior vice president, Asset Management and Individual Disability of StanCorp’s largest subsidiary, Standard Insurance Company, adopted a trading plan on December 1, 2005 pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material nonpublic information. Using these plans, insiders can gradually diversify their investment portfolios and reduce market impact by spreading stock trades out over an extended period of time, while avoiding concerns about whether they were in possession of material nonpublic information when the stock was sold.

The trading plan for Mr. Ledbetter provides for the sale of up to 10,000 shares of StanCorp stock that will be issued as a result of options previously awarded to Mr. Ledbetter. The plan will allow up to 2,500 shares of stock to be sold per quarter during the period of February 3, 2006 through December 15, 2006.

As of December 1, 2005, Mr. Ledbetter beneficially owned 26,410 shares of StanCorp and 39,625 vested options to acquire shares of StanCorp’s common stock.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with 29,100 group insurance policies in force covering about 7.1 million employees, as of September 30, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

Telephone: (503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com